RIGS ADDED TO COPPER FLATS DRILLING

Vancouver, B.C., Wednesday, March 23, 2005 - Entrée Gold Inc. (TSX-V: ETG – “Entrée” or the “Company”) reports that Ivanhoe Mines Ltd. (NYSE: IVN; TSX: IVN; ASX: IVN – “Ivanhoe”) now has four rigs drilling on the Copper Flats Zone of its Lookout Hill property, Mongolia, along the geophysical trend which outlines the potential Hugo Dummett extension.

Four deep drill holes are currently in progress on Copper Flats, targeting the extension of the trend which includes the Hugo Dummett North deposit. Drills are located approximately 50 meters, 300 meters, 750 meters, and 3 kilometers north of the joint Entrée-Ivanhoe claim boundary. The drill hole at the 300 meter mark replaces two holes (previously announced February 15, 2005) that were forced to be abandoned before reaching the projected target depth. The replacement hole is collared approximately 450 meters east of the original two collars. This new set-up is planned to include at least two holes and is designed to test the potential Hugo Dummett extension at vertical depths of approximately 950 and 1150 meters.

Separately, Ivanhoe has completed two drill holes (one on each side of the property boundary) into the Eagle Zone chargeability anomaly (Copper Flats hole announced on January 25, 2005). The holes were designed to test this discrete anomaly, located approximately 2 kilometers to the west of the potential Hugo Dummett extension. Entrée and Ivanhoe geologists are encouraged by the geology and mineral potential from results to date and the Eagle Zone is slated to be tested by additional drilling.

“The ramp-up in the drilling program along the projected Hugo Dummett extension is a significant development for the project,” said Greg Crowe, President and CEO of Entrée Gold. “Although the deep drilling program is technically difficult and as slow as 30 meters per day, the additional drill rigs that Ivanhoe has now committed should ensure initial testing of the full 4 kilometer Hugo Dummett extension chargeability anomaly in 2005. Areas with mineralized intervals will be tested by tighter-spaced in-fill drilling. Taken together with our independent, US$3.0 million exploration program, we anticipate an exciting year of exploration news.”

Exploration in Mongolia is under the supervision of Robert Cann, P.Geo., Entrée’s Exploration Manager and a qualified person as defined by National Instrument 43-101. Mr. Cann is responsible for the preparation of technical information in the Company’s news releases. All rock samples are prepared and analyzed by SGS Mongolia LLC of Ulaanbaatar, Mongolia. Randomly selected pulps and all soil samples are submitted to Acme Analytical Laboratories Ltd. of Vancouver, British Columbia for check assaying and analytical work.

ABOUT ENTRÉE GOLD INC.

Entrée Gold Inc. (www.entreegold.com) is an exploration stage junior resource company engaged in the exploration of gold and copper prospects. The Company is a large landholder in Mongolia’s south Gobi Desert, near the Chinese border. Entrée maintains 100% royalty-free interest in the 179,590 hectare Lookout Hill (Shivee Tolgoi) property which completely surrounds Ivanhoe Mines Ltd.’s (Ivanhoe’s) 8,500 hectare Turquoise Hill (Oyu Tolgoi) holdings. Ivanhoe has an earn-in agreement with Entrée whereby Ivanhoe can earn an interest in an area covering approximately 22% (approximately 40,000 hectares) of Entrée’s Lookout Hill property. Ivanhoe commenced drilling on the potential northerly extension of the Hugo Dummett Deposit onto Lookout Hill in February 2005. The Company is a Tier 1 listed company with its shares trading on the TSX Venture Exchange under the symbol “ETG”.

FURTHER INFORMATION

Primoris Group

Tel: 866-368-7330

Email: ETG@primorisgroup.com

Website: www.entreegold.com

The TSX Venture Exchange does not accept responsibility for the adequacy or accuracy of this release.

This news release contains forward-looking statements. Forward-looking statements are statements which relate to future events. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements in this news release include those concerning the Company’s belief that the Hugo Dummett Deposit extends onto Lookout Hill and that the potential results that may be obtained by the current exploration programs being carried out in the Lookout Hill Property by Ivanhoe and the Company are encouraging.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, the Company does not intend to update any of the forward-looking statements to conform these statements to actual results. Readers are referred to the sections entitled “Risk Factors” in the Company’s periodic filings with the British Columbia Securities Commission, which can be viewed at www.SEDAR.com, and with the United States Securities and Exchange Commission, which can be viewed at www.SEC.gov.